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                                                                   EXHIBIT 10.28

February 23, 1999



The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521



Attention:     Kevin Mayer


Dear Kevin:

        This letter summarizes the principal terms of the proposed investment by The Walt Disney Company, directly or through a direct or indirect subsidiary ("Disney"), in Wink Communications, Inc. ("Wink" or the "Company"), a California corporation. Upon the execution of a definitive licensing agreement pursuant to which Wink will license to the ABC Television Network ("ABC") certain Wink software for the purpose of creating and airing Wink enhanced broadcasting applications (the "Master Agreement"), Wink will grant to Disney:

                (a) Warrants to purchase 200,000 shares of Wink's common stock (the "Warrants"). The Warrants will have an exercise price of $12 per share and will be exercisable at any time between the first and fifth anniversary of the date of issuance, subject to acceleration of vesting upon the occurrence of certain events, including the filing of a registration statement for an initial public offering of Wink common stock or the execution of an agreement for the acquisition of Wink by a third party. The Warrants will not be transferable prior to vesting, and will contain standard provisions for warrants of this type, including provisions permitting exercise on a "cashless" or "net exercise" basis and providing for adjustments in the case of stock splits, recapitalizations, other extraordinary corporate transactions and below-market common stock issuances. Disney shall be entitled to registration and information fights, fights of first refusal and co-sale and the like, all on terms no less favorable to Disney than those granted to any other holder of Wink warrants or similar equity securities.

                (b) A right to purchase, in connection with the Company's next private equity financing, up to five percent (5%) of the outstanding capital




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The Walt Disney Company
February 23, 1999
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        stock of the Company at that time (the "Right"). Disney's purchase of such shares shall be at the same price and on substantially the same terms and conditions as are offered to other investors in the financing, and Disney shall be entitled to all rights granted to such other investors. The Right will lapse upon the earlier to occur of an initial public offering by the Company or the termination of the Master Agreement or a similar successor agreement. In addition, Disney's exercise of the Right is conditioned upon ABC not being in default under the Master Agreement at the time of exercise.

                (c) A preemptive right to purchase additional equity in connection with any subsequent private equity offering to the extent necessary to maintain Disney's proportionate interest in the Company after giving effect to the transactions contemplated by paragraphs (a) and (b) above. The preemptive right would be exercisable on the same terms and conditions offered to other purchasers.


        The foregoing is subject to the obtaining by Wink of all necessary consents and waivers by existing Wink shareholders and other holders of rights with respect to Wink securities.


        Yours very truly,


        WINK COMMUNICATIONS, INC.


        By:

        Name:
        Title: President & CEO

        The foregoing is accepted and approved
        as of the date first above written.

        THE WALT DISNEY COMPANY


        By:

        Name:
        Title